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                                                              ARC



November 28, 2001



Mr. Gary J. Wolfe, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004

         Re.  Allied Riser Communications Corporation ("ARC")

Dear Mr. Wolfe:

We are in receipt of your letter dated November 26, 2001. While ARC continues to disagree with your characterization of the company's position, we are evaluating the revised information set forth in the letter in consultation with ARC legal and financial advisors and will respond either directly or through those advisors when such evaluation is complete.

                                  Sincerely,

                                  /s/ Michael R. Carper
                                  -----------------------
                                      Michael R. Carper

CC: Mr. Gerald Dinsmore
    Mr. Don Lynch
    Mr. R. David Spreng
    Mr. Blair P.  Whitaker



















03872001.AB1